As filed with the Securities and Exchange Commission on February 10, 2016

Registration No. 333-186785

Registration No. 333-188777

Registration No. 333-192696

Registration No. 333-197255

Registration No. 333-199311

Registration No. 333-199309

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-186785

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-188777

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-192696

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-197255

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-199311

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-199309

UNDER THE SECURITIES ACT OF 1933

OCATA THERAPEUTICS, INC.

(Exact Name of Registrant as specified in its charter)

Delaware	33 Locke Drive Marlborough, MA 01752	87- 0656515
(State or other jurisdiction of incorporation or organization)	(Address including zip code of Principal Executive Offices)	(I.R.S. Employer Identification No.)

Yoshihiko Hatanaka

President & Chief Executive Officer

Astellas Pharma Inc.

2-5-1, Nihonbashi-Honcho, Chuo-ku

Tokyo 103-8411, Japan

+(81)-3-3244-3000

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Andrew H. Goodman

Goodwin Procter LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018

(212) 813-8800

Approximate date of commencement of proposed public sale: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer	☒
Non-accelerated filer ☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”) filed by Ocata Therapeutics, Inc., a Delaware corporation (the “Company”), with the U.S. Securities and Exchange Commission (the “Commission”):

•	Registration Statement No. 333-199311, originally filed with the Commission on October 14, 2014, as amended by Amendment No. 1 on October 28, 2014, pertaining to the registration of an offering of an indeterminate principal amount and number of each of the identified securities (common stock, preferred stock, debt securities, warrants, depositary shares, stock purchase units or contracts, subscription rights and units), up to a maximum aggregate offering price of $100,000,000, for the purpose of offering the securities from time to time in unspecified numbers at unspecified prices;

•	Registration Statement No. 333-199309, originally filed with the Commission on October 14, 2014, as amended by Amendment No. 1 on April 3, 2015, pertaining to the registration of the offering of shares of common stock, par value $0.001 per share, of the Company being offered by a certain selling stockholder named in the Registration Statement;

•	Registration Statement No. 333-197255, filed with the Commission on July 3, 2014, pertaining to the registration of the offering of shares of common stock, par value $0.001 per share, of the Company being offered by a certain selling stockholder named in the Registration Statement;

•	Registration Statement No. 333-192696, originally filed with the Commission on December 6, 2013, as amended by Amendment No. 1 on December 23, 2013, pertaining to the registration of the offering of shares of common stock, par value $0.001 per share, of the Company being offered by certain a certain selling stockholder named in the Registration Statement;

•	Registration Statement No. 333-188777, filed with the Commission on May 22, 2013, pertaining to the registration of the offering of an indeterminate principal amount and number of each of the identified securities (common stock, preferred stock, debt securities and warrants), up to a maximum aggregate offering price of $35,000,000, for the purpose of offering the securities from time to time in unspecified numbers at unspecified prices; and

•	Registration Statement No. 333-186785, originally filed with the Commission on February 21, 2013, as amended by Pre-Effective Amendment No. 1 on March 15, 2013, pertaining to the registration of the offering of shares of common stock, par value $0.001 per share, of the Company being offered by certain selling stockholders named in the Registration Statement.

On February 10, 2016, pursuant to the Agreement and Plan of Merger, dated as of November 10, 2015, by and among the Company, Astellas Pharma Inc., a company organized under the laws of Japan (“Astellas”) and Laurel Acquisition Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Astellas (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as an indirect wholly owned subsidiary of Astellas.

In connection with the Merger, the Company has terminated any and all offerings of the Company’s securities pursuant to the Registration Statements. Accordingly, the Company hereby terminates the effectiveness of the Registration Statements and, in accordance with an undertaking made by the Company in Part II of each of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities registered but unsold under each of the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marlborough, State of Massachusetts, on February 10, 2016.

Ocata Therapeutics, Inc.

By:	/s/ Stephen Knowles

Name:	Stephen Knowles
Title:	Treasurer

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statements.